CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus dated December 31, 2024, and included in Post-Effective Amendment No. 35 to the Registration Statement (Form N-1A, File No. 333-114423) of Pioneer Short Term Income Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated October 30, 2023 with respect to the financial statements and financial highlights of Pioneer Short Term Income Fund, included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2023 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 20, 2024